Exhibit 99.1

SERVICE BANCORP, INC.	For Immediate Release
81 Main Street
Medway, MA 02053

Service Bancorp, Inc. Reports a 14% Increase in Earnings for the Fiscal Year Ended

June 30, 2004

Medway, MA, July 28, 2004 – Service Bancorp, Inc. (OTC:SERC) the bank holding company for Strata Bank, announced net income for the fiscal year ended June 30, 2004 of $1.8 million, or $1.12 per share, compared with $1.6 million, or $1.00 per share, for the year ended June 30, 2003, an increase of $220,000, or 14%. Net income for the quarter ended June 30, 2004 was $373,000, or $0.22 per share compared with $474,000, or $0.29 per share for the quarter ended June 30, 2003, a decrease of $101,000.

Pamela J. Montpelier, Chief Executive Officer and President of Service Bancorp, Inc. and Strata Bank, stated that: “We are pleased to report on another successful year for our company. The new business development efforts from our lending team this past year were top notch. The growth of our company is a tribute to the hard work and commitment from our employees. Our senior management team and staff worked united to help achieve our company’s financial results and I am extremely proud of what we accomplished this year.”

The Company’s total assets were $318.7 million as of June 30, 2004, compared with $299.9 million as of June 30, 2003, an increase of $18.7 million, or 6.2%. This year’s increase in assets was led by strong growth in loans to the businesses and homeowners in the communities that Strata Bank serves. Total loans increased $55.8 million, or 30.7%, over the past year to $237.5 million. Commercial loans, which include commercial real estate, construction and commercial business loans, increased $17.1 million, or 25.6% over last year to $84.0 million. The Company, through its residential loan origination division, the Strata Mortgage Center, increased residential real estate loans by $35.0 million, or 35.8% over last year. In addition, the Company sold $9.5 million in residential real estate loans during the year. Home equity loans increased $4.0 million, or 25.8% reflecting the expansion of the Bank’s product offerings for new home equity loans and successful promotions.

Investment securities were reduced by $13.7 million since June 30, 2003 and proceeds were reinvested in the loan portfolio. A reduction of $24.5 million in short-term investments, which consists mostly of overnight funds, also provided funding for loan growth. In addition, the Company over the past year increased borrowings from the Federal Home Loan Bank of Boston by $15.1 million at historically low rates for such borrowings, which provided further funding for the increase in loans. Total deposits at June 30, 2004 were $239 million, consistent with last year’s levels.

During the year the Company participated in a pooled offering of trust preferred securities. In connection with this offering, a trust subsidiary of the Company issued $3.0 million of trust preferred securities. The proceeds of the sale of the securities were in turn invested in a 30 year $3.0 million subordinated debenture issued by the Company, resulting in an increase in the Company’s regulatory capital consistent with bank and bank-holding company regulatory guidelines. The increased capital will be used to support asset growth at Strata Bank and for general corporate purposes.

The Company’s continued strong earnings results were directly attributable to higher net interest income. For the quarter ended June 30, 2004, due to a combination of changes in the mix and growth of earning assets and interest-bearing liabilities, net interest income increased $157,000, or 6.3%, over the same quarter last year. Average loans increased $50.0 million while lower yielding average investment securities and short-term investments decreased a total of $19.9 million. Average core deposits increased $10.4 million and average borrowings from the Federal Home Loan Bank of Boston increased $18.0 million while higher cost average certificates of deposit were consistent with last year.

Non-interest income increased $51,000 or 13.9%, for the quarter ended June 30, 2004 compared to the same quarter last year due mostly to higher gains on securities sales of $35,000. Fee based income also increased, largely as a result of the success of the Financial Services Center at Strata Bank, which provides financial planning and investment products such as annuities, mutual funds, life insurance and other non-deposit products and services. Total non-interest expenses for the quarter ended June 30, 2004 increased $399,000 over the same quarter last year to $2.4 million, consistent with the growth in operations and increased staffing in the residential loan origination and commercial lending areas of the Bank.

The provision for loan losses was $76,000 for the quarter ended June 30, 2004. The allowance for loan losses represented .90% of loans outstanding as of June 30, 2004, compared with .96% a year ago. The decrease in the percentage reflects the lower level of non-performing assets this year and resulting lower reserve requirement. There were no non-performing assets at June 30, 2004 and $309,000 in non-performing assets, or .10% of total assets at June 30, 2003.

Stockholders’ equity increased to $24.9 million, or $15.26 book value per share, at June 30, 2004 from $23.5 million, or $14.66 book value per share, at June 30, 2003. The Company’s ratio of stockholders’ equity to total assets at June 30, 2004 was 7.82%, which together with other capital measures, qualifies the Company as “well-capitalized” under applicable bank regulatory guidelines.

Service Bancorp, Inc. serves the communities centrally located between Boston, MA, Worcester, MA and Providence, RI. This region continues to experience commercial, industrial and residential growth, especially along the Route 495 corridor. The Company plans to continue to take advantage of opportunities to increase market share in these communities.

Service Bancorp, Inc. is the bank holding company of Strata Bank, a Massachusetts-chartered savings bank established in 1871. Headquartered in Medway, Massachusetts, approximately 30 miles southwest of Boston, Strata Bank operates eight full-service offices in Medway, Millis, Medfield, Franklin, Bellingham, Hopkinton, and Milford. In addition, the Bank has a limited service branch in Franklin at the Forge Hill Senior Living Community. Strata Bank offers a wide array of personal and commercial banking products and services. Nationally known bank rating companies such as Bauer Financial have continually awarded Strata Bank excellent ratings for financial strength.

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believe”, “anticipates”, “plans”, “expects” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the Company’s actual results to differ materially from those contemplated by such forward-looking statements. These important factors include, without limitation, the Company’s continued ability to originate quality loans, fluctuation in interest rates, real estate conditions in the Company’s lending areas, changes in the securities or financial markets, changes in loan delinquency and charge-off rates, general and local economic conditions, the Company’s continued ability to attract and retain deposits, the Company’s ability to control costs, new accounting pronouncements, and changing regulatory requirements. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

For further information contact:

Dana S. Philbrook

Chief Financial Officer

Strata Bank

81 Main Street

Medway, MA 02053

(800) 339-4346

SERVICE BANCORP, INC.

Condensed Financial Information (unaudited)

(Dollars in thousands, except per share amounts)

	June 30, 2004	June 30, 2003
Consolidated Balance Sheet Data:
Total assets	$318,673	$299,946
Total loans, net of allowance for loan losses	235,336	179,922
Short-term investments	3,903	28,372
Other investments	59,367	73,106
Deposits	239,148	239,929
Borrowings	53,332	35,232
Stockholders’ equity	24,922	23,511

Capital and Asset Quality Ratios and Other Data:
Stockholders’ equity to total assets	7.82%	7.84%
Book value per share	$15.26	$14.66

Net income for the quarter ended	$373	$474
Earnings per share for the quarter	$0.22	$0.29

Non-performing assets to total assets	0.00%	0.10%
Allowance for loan losses to loans	0.90%	0.96%

Number of full-service offices	8	8
Number of limited-service offices	1	2

	Quarter Ended June 30,		Year Ended June 30,
	2004	2003	2004	2003
Consolidated Statement of Income:
Total interest income	$3,947	$3,749	$15,608	$15,482
Total interest expense	1,307	1,266	4,972	5,876

Net interest income	2,640	2,483	10,636	9,606
Provision for loan losses	76	150	429	570

Net interest income after provision for loan losses	2,564	2,333	10,207	9,036

Service charges and other income	382	366	1,468	1,398
Gain on loan sales	—	—	226	—
Gain/loss on securities, net	37	2	93	(19)

Total non-interest income	419	368	1,787	1,379

Total non-interest expense	2,437	2,038	9,295	8,030

Income before income taxes	546	663	2,699	2,385
Income taxes	173	189	852	758

Net income	$373	$474	$1,847	$1,627

Earnings per share:
Basic	$0.23	$0.30	$1.14	$1.02

Diluted	$0.22	$0.29	$1.12	$1.00

Weighted average shares:
Basic	1,630,877	1,599,425	1,616,132	1,601,855

Diluted	1,659,781	1,636,916	1,652,311	1,631,385

Performance Ratios:
Annualized return on average assets	0.48%	0.67%	0.61%	0.59%
Annualized return on average equity	6.06%	8.29%	7.66%	7.47%
Net interest spread	3.27%	3.42%	3.45%	3.35%
Net interest margin	3.58%	3.74%	3.74%	3.69%